Exhibit 4.15

JOINDER TO ASSIGNMENT OF CLAIM AGREEMENT

JOINDER TO ASSIGNMENT OF CLAIM AGREEMENT (“Joinder”), dated as of March 6, 2013 and effective as of January 22, 2013, by and among Newcastle Tanker Corporation (“Newcastle”), London Tanker Corporation (“London”), DHT Maritime, Inc. (formerly known as Double Hull Tankers Inc.) (“Maritime”) and DHT Holdings, Inc. (“Holdings”).

RECITALS

Maritime and Holdings entered into an Assignment of Claim Agreement dated as of January 22, 2013 (“Assignment”), a copy of which is attached to this Joinder.

The Recitals set forth in the Assignment are incorporated into this Joinder as though set forth in full herein, and terms that are defined in the Assignment are used with the same meanings in this Joinder.

Newcastle acquired the Overseas Newcastle from Suezmax Tanker Corporation, and Maritime designated Newcastle as its nominee under the Newcastle Bareboat Charter. London acquired the Overseas London from Dignity Tanker Corporation, and Maritime designated London as its nominee under the London Bareboat Charter. As a result, Newcastle and London each have an interest in the Claims.

NOW, THEREFORE, in consideration of the foregoing, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, (1) Newcastle and London each join in the Assignment as though each had been the original “Seller” thereunder (in the case of Newcastle, solely with respect to the Claims against Alpha and against OSG in respect of its guarantee of the obligations of Alpha, and in the case of London, solely with respect to the Claims against Dignity and against OSG in respect of its guarantee of the obligations of Dignity), and shall be deemed to have transferred all of their right, title and interest in and to the Transferred Rights to Holdings, with effect as of the Effective Date; (2) Maritime and Holdings acknowledge and accept their joinders in the Assignment; (3) in accordance with Section 9(b) of the Assignment, Holdings hereby extinguishes Sellers’ Prosecution Rights and gives Sellers notice thereof; and (4) Sellers acknowledge and accept Holdings’ extinguishment of their Prosecution Rights.

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NEWCASTLE TANKER CORPORATION			DHT MARITIME, INC.

By:	/s/ Eirik Ubøe		By:	/s/ Eirik Ubøe
	Name:	Eirik Ubøe		Name:	Eirik Ubøe
	Title:	Treasurer		Title:	Treasurer

LONDON TANKER CORPORATION			DHT HOLDINGS, INC.

By:	/s/ Eirik Ubøe		By:	/s/ Eirik Ubøe
	Name:	Eirik Ubøe		Name:	Eirik Ubøe
	Title:	Treasurer		Title:	CFO